Exhibit 10.06

July 26, 2006

Mr. Bradley T. Miller

Senior Vice President and Chief Financial Officer

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

Re:	Separation Agreement and Release

Dear Brad,

This letter (the “Letter Agreement”) summarizes our understanding regarding the terms and conditions that shall apply to the termination of your employment with Viisage Technology, Inc. (“Viisage” or the “Company”) upon the closing of the acquisition by Viisage of Identix Incorporated (the “Transaction”). No amount or benefit shall be payable under this Letter Agreement unless there shall have been a closing of the Transaction. Unless the context clearly indicates otherwise, the terms “Viisage” and the “Company” as used herein shall include both Viisage and the corporate entity that survives or results from the Transaction.

1. Termination of Employment and Other Capacities. Your employment by Viisage shall terminate as of the close of the business day on the fifth business day following the date of the closing of the Transaction (the “Termination Date”). You shall resign, effective at the close of business on the date of the closing of the Transaction (the “Transaction Date”) from your position as Senior Vice President and Chief Financial Officer of Viisage Technology, Inc. and all positions you hold with any Viisage affiliated or related company, whether as an officer, director, managing director or otherwise, provided that your employment with Viisage shall continue until the Termination Date. You agree to submit promptly any documents or instruments reasonably requested by Viisage to evidence such resignations, including separate written resignations from all such positions if so requested, and to cooperate in effecting any formal action or filing required in connection with such resignations.

2. Accrued Salary and Vacation Time. On the Termination Date you will be paid for all base salary and unused vacation time accrued as of that date. Your current base salary ($225,000 annually) shall not be reduced between the date of this Letter Agreement and the Termination Date.

3. Consideration. In consideration of the promises agreed to by you and Viisage in this Letter Agreement, contingent on the expiration of the seven day revocation period described in Exhibit A, each of the following shall occur:

296 Concord Road, Billerica, Massachusetts 01821 Tel: 978.952.2200 Fax: 978.952.2225

Bradley T. Miller

July 26, 2006

A. On the Termination Date, Viisage shall pay you aggregate severance in a lump sum amount of $225,000, which is equal to 12 months of your current base salary, less applicable tax deductions, other withholdings required by law, and authorized deductions.

B. On the Termination Date, Viisage shall pay you a prorated bonus payment for 2006 based on your current target bonus of $100,000, less applicable tax deductions, other withholdings required by law, and authorized deductions.

C. Viisage shall pay you on the first pay period following the Transaction Date, your earned Integration Incentive Bonus of $20,000, less applicable tax deductions, other withholdings required by law, and authorized deductions.

D. Provided that you elect to continue to participate in the Company’s group medical and dental insurance plans under COBRA, which entitles you to continue your coverage under those plans for up to eighteen (18) months following the Termination Date, Viisage shall, for the first twelve (12) months of your COBRA period, pay the same percentage of your monthly premiums that it pays for active employees with the same coverage. For the remainder of the COBRA period you will be solely responsible for payment of your full monthly premiums.

E. Provided that you remain eligible under the terms of the Company’s disability and life insurance plans and applicable law, you may continue to participate in such plans for up to twelve (12) months following the Termination Date, during which period the Company will pay the same percentage of your monthly premiums that it pays for active employees.

F. Because the Transaction constitutes a “Change in Control” as defined in your outstanding stock option agreement, all of such stock options shall immediately become vested in full on the Transaction Date. Notwithstanding the provisions of your stock option agreement, effective upon the Termination Date, you will have the right to exercise those vested options at any time on or prior to February 20, 2007. All other provisions of the option agreement shall remain in full force and effect.

G. Viisage shall permit you to retain at no charge your cellular telephone and laptop computer.

4. General Release of Claims. Within seven (7) days after the Termination Date, you shall execute a General Release of Claims in a form substantially similar to the form attached hereto as Exhibit A. Failure to timely execute and deliver the General Release of Claims will render this Letter Agreement null and void.

5. Termination Prior to Closing of Transaction. In the event that (a) your employment is terminated by Viisage without Cause (as defined herein) or by you with Good Reason (as defined herein) prior to the closing of the Transaction, and (b) the Transaction is consummated after such termination, then the terms of this Letter Agreement shall continue to apply and you shall be entitled to all of the Consideration described in section 3 of this Letter Agreement.

Bradley T. Miller

July 26, 2006

For purposes of this Letter Agreement, “Cause” means: (i) your willful and continued failure to substantially perform your reasonably assigned duties as Chief Financial Officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after you give notice of termination for Good Reason) or adhere to the Company’s Code of Business Ethics and Standards of Corporate Conduct, as may be amended, which failure is not cured within 30 days after a written demand for substantial performance or adherence is received by you from the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties or adhered to such Code of Conduct; (ii) your willful engagement in illegal conduct or gross misconduct which is materially injurious to Viisage; (iii) your willful engagement in a violation of any federal or state securities laws or the Company’s Insider Trading Policy, as may be amended, or (iv) your material breach of Intellectual Property, Confidentiality, and Noncompetition Agreement between you and Viisage dated July 28, 2005.

For purposes of this Letter Agreement, “Good Reason” means the occurrence, without your written consent, of any of the events or circumstances set forth in clauses (i) through (v) below, provided that you have given Viisage written notice describing in reasonable detail the event or circumstance that you believe constitutes Good Reason and the Company has not cured it within 30 days after its receipt of such notice.

(i)	the assignment to you of duties inconsistent in any material respect with your position as Chief Financial Officer of Viisage such that your overall status in the Company is materially diminished, or any other action or omission by Viisage which results in a material diminution in your position, authority, or responsibilities;

(ii)	the relocation of your principal base of operation without your consent;

(iii)	a reduction in your base salary as in effect on the date of this Letter Agreement or as the same was or may be increased thereafter from time to time;

(iv)	the failure by Viisage to:

(a)	continue in effect any material compensation or benefit plan or program (a “Benefit Plan”) in which you participate or which is applicable to you immediately prior to the date of this Letter Agreement, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, or

(b)	continue your participation therein (or in such substitute or alternative plan) on a basis that is, both in the amount of benefits provided and the level of your participation relative to other participants, materially equal to or more favorable than the basis existing immediately prior to the date of this Letter Agreement; or

Bradley T. Miller

July 26, 2006

(v)	any failure of Viisage to pay or provide to you any portion of your compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due.

6. Non-disparagement/Non-defamation. You agree that you will not make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning Viisage, including its employees, members of its board of directors, business, products/services, and customers. You further agree not to provide any non-public information with respect to Viisage to any third party for any reason. Viisage agrees that none of its officers or directors will make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning you, including your performance as an officer and employee of Viisage. Although Viisage cannot control all communications by all of its employees, it will neither encourage any of its employees to make any such disparaging, negative, or adverse remark concerning you, nor tolerate any such communication if it discovers that any of its employees have made any such remark concerning you.

7. Indemnification. Except to the extent prohibited by applicable law, Viisage agrees to indemnify, defend and hold you harmless from any and all pending and future actions, suits, proceedings, demands, judgments, liabilities, losses, costs and expenses (including, without limitation, all legal costs and disbursements) incurred by you in connection with any action brought against you based upon activities undertaken by you while acting as an employee or officer of the Company, in each case, while acting in good faith in connection therewith and in a manner you reasonably believe to be in or not opposed to the best interests of the Viisage.

8. Return of Property. Except as set forth in Section 3G above, you acknowledge that all documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing that have come into your possession or been produced by you in connection with your employment have been and remain the sole property of Viisage. You confirm that you will return all such items within seven (7) days of the Termination Date, unless otherwise agreed to by you and Viisage in connection with ongoing transition-related duties for the Company.

9. Non-Competition; Non-Solicitation. Section 7 of the Intellectual Property, Confidentiality, and Noncompetition Agreement between you and Viisage dated July 28, 2005 (the “Intellectual Property Agreement”), a copy of which is attached as Exhibit B hereto, is hereby stricken and replaced with the following language:

(7) During the term of my employment with Viisage and for one (1) year thereafter, I will not (unless otherwise approved in writing by the Chief Executive Officer of Viisage), directly or indirectly, individually or as an employee, officer, director, consultant, independent contractor, stockholder (except as a stockholder owning less than one percent (1%) of the shares of a publicly traded corporation), partner, member, or other owner or participant in any business entity other than Viisage:

a.	carry on or participate or engage in any business that directly competes with the business of Viisage anywhere in the United States or elsewhere in the world where Viisage does business,

Bradley T. Miller

July 26, 2006

provided that for purposes of this Agreement, “business that directly competes” shall mean a person or entity whose primary business is the development, sale, license or distribution of products and/or services in the fields of secure credentials or biometrics;

b.	solicit or endeavor to entice away or decrease his/her/its business relations with Viisage, any customer or client of, supplier to, or other party having material business relations with Viisage; or

c.	solicit or endeavor to entice away from Viisage, hire, or offer employment or any consulting arrangement to, any person or entity who is, or was within the one-year period immediately prior thereto, employed by Viisage, or otherwise interfere with any such person’s relationship with Viisage. I understand that this Agreement does not prohibit me from making any general solicitation for employees or engaging in public advertising of employment opportunities (including through the use of employment agencies) not specifically directed to any of Viisage’s directors, officers or employees, nor does this Agreement prohibit me from hiring any person who responds to any such general solicitation or public advertising.

10. Confidentiality of Viisage Information. You reaffirm the existence and validity of, and acknowledge that you are bound by the terms of, the Intellectual Property Agreement (as modified by Section 9 of this Agreement), which, among other things, requires you to maintain the confidentiality of Viisage information. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of Viisage trade secrets and confidential and proprietary documents and information.

11. Settlement of Obligations. You will settle any outstanding personal obligations that you may have with Viisage and ensure that all pending expense reports are reconciled no later than two weeks after your Termination Date. To the extent allowed by law, your outstanding obligations and unreconciled expenses remaining after the date that is two weeks after your Termination Date will be deducted from any payments owed to you by Viisage.

12. Settlement of Amounts Due. You agree that the payments and benefits mentioned in this Letter Agreement are the only payments and benefits you will receive in connection with the termination of your employment following the closing of the Transaction.

13. Complete Binding Agreement; Construction; Governing Law; Modification. This Agreement, including the Intellectual Property Agreement as amended herein, is intended by the parties as a final written expression of their agreement with respect to the terms and conditions that shall apply to you in connection with the termination of your employment and the closing of the Transaction. This Letter Agreement shall be binding upon and inure to the benefit of all the parties

Bradley T. Miller

July 26, 2006

hereto, your heirs, and the Company’s successors and assigns. In the event of any dispute, this Letter Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or Viisage. This Letter Agreement will be governed by Massachusetts law, without giving effect to the principles of conflict of law. This Letter Agreement may be modified only by a written agreement signed by you and an authorized representative of Viisage.

14. Severability. You and Viisage hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of the other clauses herein. If any term or provision of this Agreement shall, to any extent, be found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

15. Successors. In addition to any obligations imposed by law upon any successor to Viisage, Viisage will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Viisage to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that Viisage would be required to perform it if no such succession had taken place.

16. Beneficiaries. This Letter Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you shall die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Letter Agreement to the executors, personal representatives or administrators of your estate.

17. Post Termination Assistance. During the twelve months following the termination date of your employment, you agree to make yourself reasonably available to respond to telephone inquiries or otherwise assist the Company as to Company matters of which you may have knowledge. To the extent that such assistance requires more than two hours in any month, the Company agrees to compensate you at a rate of $200/hour. In no event shall this obligation interfere with your employment, consulting or other business obligations at the time.

VIISAGE TECHNOLOGY, INC.

	/s/ Robert V. LaPenta	July 26, 2006
By:	Robert V. LaPenta	Date

EMPLOYEE

	/s/ Bradley T. Miller	July 26, 2006
	Bradley T. Miller	Date

EXHIBIT A

GENERAL RELEASE AND WAIVER OF ALL CLAIMS

(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

In consideration of the payment, benefits and other agreements set forth in the Letter Agreement dated June 9, 2006 between Viisage Technologies, Inc. (“Viisage”) and Bradley T. Miller (the “Executive”) to which this General Release and Waiver Of All Claims is attached (the “Letter Agreement”), the Executive, for himself and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges Viisage and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies (Viisage and such subsidiaries, affiliates, related companies, divisions and predecessor and successor companies being collectively referred to as the “Company”), and each of its and their present, former and future shareholders, officers, - directors, employees, agents, representatives, attorneys, insurers, heirs, successors and assigns in their capacities as such (Viisage, its subsidiaries, affiliates, related companies, divisions and predecessor and successor companies and its and their present, former and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers, heirs, successors and assigns in their capacities as such being collectively referred to as the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this Release and Waiver, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to the Executive’s employment by the Company (including his hiring), or the termination of that employment, whether as a contractor or employee, or any related matters (including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.), the Massachusetts Payment of Wages Act, the Massachusetts Civil and Equal Rights Acts, and all other federal and Massachusetts constitutions, laws (including common law), statutes and regulations, and all local ordinances).

The Executive represents and warrants that the Executive knowingly and voluntarily waives all rights or claims arising prior to the Executive’s execution of this Release and Waiver that the Executive may have against the Releasees, or any of them, to receive any payment, benefit or remedial relief as a consequence of an action brought on the Executive’s behalf in any state or federal agency and/or as a consequence of any litigation concerning any facts alleged in any such action.

The Executive further represents that:

(a) The Company has advised the Executive to consult with an attorney of the Executive’s choosing concerning the rights waived in this Release and Waiver. The Executive has carefully read and fully understands this Release and Waiver, and is voluntarily entering into this Release and Waiver.

(b) The Executive understands that the Executive has 21 days to review this Release and Waiver prior to its execution. If at any time prior to the end of the 21 day period, the Executive executes this Release and Waiver, the Executive acknowledges that such early execution is a knowing and voluntary waiver of the Executive’s right to consider this Release and Waiver for at least 21 days and is due to the Executive’s belief that the Executive has had ample time in which to consider and understand this Release and Waiver and in which to review this Release and Waiver with an attorney.

(c) The Executive understands that, for a period of seven days after the Executive has executed this Release and Waiver, the Executive may revoke this Release and Waiver by giving notice in writing of such revocation to the Company. To be effective, such notice of revocation must be received by Mary-Jo Porcello at the Company within the seven-day revocation period. If at any time after the end of the seven-day period the Executive accepts any of the payments or benefits described in Section 3 of the Letter Agreement, such acceptance will constitute an admission by the Executive that the Executive did not revoke this Release and Waiver during the revocation period and will further constitute an admission by the Executive that this Release and Waiver has become effective and enforceable.

(d) The Executive understands the effect of this Release and Waiver and that the Executive gives up any rights the Executive may have, in particular but without limitation, under the Federal Age Discrimination in Employment Act and the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.).

(e) The Executive understands that the Executive is receiving benefits pursuant to the Letter Agreement that the Executive would not otherwise be entitled to if the Executive did not enter into this Release and Waiver.

(f) The Executive acknowledges that the severance pay and associated benefits specified in the Agreement represent all payments and benefits owed to the Executive and that upon receipt of said payments and benefits, the Executive shall have received all payments and benefits owed to the Executive in connection with the Executive’s employment with the Company and that no additional payments or benefits are due.

Signed and sealed this 26 day of July, 2006.

Please note that you may revoke this Release and Waiver within 7 days of signing, in which case this Release and Waiver shall be void.

/s/ Bradley T. Miller
Bradley T. Miller